NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations

Tim McCauley

Director of Business Planning & Investor Relations

(203) 769-8054

tmccauley@presstek.com

PRESSTEK ANNOUNCES RESOLUTION OF SEC INVESTIGATION

Greenwich, CT – March 9, 2010 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today announced that it had reached a settlement of a formal investigation that has been conducted by the U.S. Securities and Exchange Commission (“SEC”). On March 14, 2007 the SEC initiated an informal investigation related to matters arising from the Company’s announcement of preliminary financial results for the third quarter of 2006. The Company received a formal order of investigation from the SEC on February 4, 2008. Under the settlement reached today, the Company agreed to pay a civil penalty of $400,000 to resolve this matter. The settlement amount had been previously fully reserved on the Company’s financial statements in the third quarter of 2009.

“This investigation related to matters that occurred prior to the changes in executive leadership which took place in 2007," said Jeff Jacobson, Presstek's Chairman, President and Chief Executive Officer. "We feel very strongly about corporate governance and we are pleased to put this legacy issue behind us."

About Presstek

Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries. Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated. These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com

one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.Presstek.com or call +1.603.595.7000 for more information.

DI is a registered trademark of Presstek, Inc.

10 Glenville Street, 3rd Floor, Greenwich, CT 06831 USA

Tel: 203.769.8056 Fax: 203.769.8099

www.presstek.com